Exhibit 4.1
FORM OF
AMENDMENT TO COMMON STOCK PURCHASE WARRANT
This Amendment to Common Stock Purchase Warrant (this "Amendment"), dated as of June 28, 2019, is being entered into by and between Bellerophon Therapeutics, Inc., a Delaware corporation (the "Company"), and (the "Holder").
WHEREAS, the Holder is the record and beneficial owner of __________ warrants (the "Existing Warrants") to purchase shares of the Company's common stock, $0.01 par value per share, at an exercise price of $0.80 per share that were issued by the Company in a registered offering in November 2016;
WHEREAS, the Company wishes to amend such Existing Warrants to eliminate the Black Scholes payment option in the “Fundamental Transaction” provision of the Existing Warrants in order to increase stockholders’ equity by eliminating a liability associated with such Existing Warrants in the Company’s financial statements;
WHEREAS, in consideration for such amendment, the Company has agreed to extend the Termination Date of the Existing Warrants by two (2) additional years; and
WHEREAS, the Company and the Holder have agreed to amend the Existing Warrants in the manner provided in this Amendment (the Existing Warrants, as so amended, the "Warrants").
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
SECTION 1.    AMENDMENT TO WARRANT.

(A)	THE EXISTING WARRANTS ARE AMENDED BY REPLACING THE FIRST SENTENCE OF EACH EXISTING WARRANT IN ITS ENTIRETY WITH THE FOLLOWING:
“THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, ___________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the seven year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Bellerophon Therapeutics, Inc., a Delaware corporation (the “Company”), up to _______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock.”

(B)	THE EXISTING WARRANTS ARE AMENDED BY REPLACING SECTION 3(D) OF EACH EXISTING WARRANT IN ITS ENTIRETY WITH THE FOLLOWING:

“Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.”

SECTION 2.    MOST FAVORED NATIONS.
The Company covenants and agrees that it has not entered into an amendment agreement with any other holder of Existing Warrants (each, an “Other Holder”) for any material amendments, modifications or exchanges to the terms of such Existing Warrants (or settlement or exchange of such Existing Warrants for other material consideration) (each, a “More Favorable Agreement”), that is more favorable to such Other Holder than those of the Holder pursuant to this Agreement.  If the Company enters into a More

Favorable Agreement with terms that are materially different from this Agreement (“material” shall be in the reasonable determination of the Holder), then (i) the Company shall provide written notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement that shall be, without any further action by the Holder or the Company, automatically and retroactively to the date hereof, amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of such more favorable material terms and/or conditions (as the case may be) set forth in such More Favorable Agreement, provided that, upon written notice to the Company within five business days of such Company’s written notice, the Holder may elect not to accept the benefit of any such amended or modified material term or condition, in which event the material terms or conditions contained in this Agreement shall continue to apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.  The provisions of this paragraph shall apply similarly and equally to each More Favorable Agreement and shall be effective whether or not the Holder holds existing warrants at such time.  The Company will notify the Holder any time it enters into any agreement with any Other Holder relating to the Existing Warrants and, at the request of the Holder, provide the Holder with such agreement for its review.
SECTION 3.    MISCELLANEOUS.
(A)No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.
(B)Governing Law. This Amendment shall be governed by and construed in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.
(C)Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The parties hereto have executed this Amendment as of the date first written above.
THE COMPANY:

BELLEROPHON THERAPEUTICS, INC.

By:
Name: Fabian Tenenbaum
Title: Chief Executive Officer

THE HOLDER:

______________________________
Name:

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